AARON’S ANNOUNCES APPOINTMENT OF RUSSELL FALKENSTEIN TO EXECUTIVE VICE PRESIDENT, CHIEF OPERATING OFFICER, LEASE-TO-OWN

ATLANTA (September 13, 2023) – The Aaron's Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions, today announced the appointment of Russell Falkenstein to the position of Executive Vice President, Chief Operating Officer, Lease-to-Own for the Company, effective immediately. In this new position, Falkenstein will oversee all lease-to-own operations at Aaron’s and BrandsMart Leasing.

"Congratulations to Russ on his well-deserved promotion,” said Douglas Lindsay, CEO of The Aaron’s Company. “Over the past several years, Russ has led a number of critical initiatives at our company, including being instrumental in transforming the Aaron’s go-to-market strategy to ensure that we provide our customers the best shopping and service experiences in the lease-to-own and retail markets that we serve. His extensive experience and exceptional leadership make him a valuable asset to our team, and we look forward to his continued success in his new role.”

Mr. Falkenstein has served as Senior Vice President, Chief Strategy, Analytics and Development Officer at Aaron’s, LLC, a subsidiary of the Company, since 2021. He joined Aaron’s, LLC in 2016 as Vice President, Corporate Initiatives and was promoted to Vice President, Financial Planning & Strategic Analytics and then to Senior Vice President, Finance & Accounting before taking on his previous role in 2021. Prior to joining Aaron’s, Mr. Falkenstein was a Senior Associate in Alvarez & Marsal’s Turnaround and Restructuring Group. Mr. Falkenstein earned his bachelor’s degree in business from The George Washington University and an MBA from the Kellogg School of Management at Northwestern University.

Mr. Falkenstein is active in the metro Atlanta community and serves on the board of directors of the Georgia Hispanic Chamber of Commerce as well as on the board of The Davis Academy. He was recently named to the Atlanta Business Chronicle’s 40 Under 40 listing for 2023, and earlier was selected to participate in Leadership Atlanta’s Class of 2024 program.

About The Aaron's Company, Inc.
Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN) is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron's, BrandsMart U.S.A., BrandsMart Leasing, and Woodhaven. Aaron's offers a direct-to-consumer lease-to-own solution through its approximately 1,260 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with ten retail stores in Florida and Georgia, as well as its e-commerce platform. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company's furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.

Aaron’s Contacts
Investor Relations
678-402-3590
InvestorRelations@aarons.com

Media Relations
678-402-3591
MediaRelations@aarons.com

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